Exhibit 3.01

BY-LAWS
of
OGE ENERGY CORP.

(Amended as of February 22, 2017)

ARTICLE 1.
AMENDMENTS

Section 1.1    Amendment of By-Laws. Subject to the provisions of the Corporation’s Restated Certificate of Incorporation, these By-laws may be amended or repealed at any regular meeting of the shareholders (or at any special meeting thereof duly called for that purpose) by the holders of at least a majority of the voting power of the shares represented and entitled to vote thereon at such meeting at which a quorum is present; provided that in the notice of such special meeting notice of such purpose shall be given. Subject to the laws of the State of Oklahoma, the Corporation’s Restated Certificate of Incorporation and these By-laws, the Board of Directors may by majority vote of those present at any meeting at which a quorum is present amend these By-laws, or adopt such other By-laws as in their judgment may be advisable for the regulation of the conduct of the affairs of the Corporation.

ARTICLE 2.
OFFICES

Section 2.1    Registered Office. The Corporation shall continuously maintain a registered office in the State of Oklahoma which may, but need not be, the same as its place of business, and a registered agent whose business office is identical with such registered office.

Section 2.2    Other Offices. The Corporation may also have offices at such other places both within and without the State of Oklahoma as the Board of Directors may from time to time determine or the business of the corporation may require.
ARTICLE 3.
SHARES

Section 3.1    Form of Shares. Shares either shall be represented by certificates or shall be uncertificated shares.

3.1.1.    Signing of Certificates. Certificates representing shares of the corporation shall be signed by the appropriate officers and may be sealed with the seal or a facsimile of the seal of the Corporation if the corporation uses a seal. If a certificate is countersigned by a transfer agent or registrar, other than an employee of the corporation, any other signatures may be facsimile. Each certificate representing shares shall be consecutively numbered or otherwise identified, and shall also state the name of the person to whom issued, the number and class of shares (with designation of series, if any), the date of issue, that the corporation is organized under Oklahoma law, and any other information required by law.

3.1.2.    Uncertificated Shares. Unless prohibited by the Restated Certificate of Incorporation, the Board of Directors may provide by resolution that some or all of any class or series of shares shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until the certificate (or such documentation as may be allowed under Section 3.2 below) has been surrendered to the Corporation. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send the registered owner thereof a written notice of all information that would appear on a certificate. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated shares shall be identical to those of the holders of certificates representing shares of the same class and series.

3.1.3.    Identification of Shareholders. The name and address of each shareholder, the number and class of shares held and the date on which the shares were issued shall be entered on the books of the Corporation. The person in whose name shares stand on the books of the Corporation shall be deemed the owner thereof for all purposes as regards the Corporation.

Section 3.2    Lost, Stolen or Destroyed Certificates. If a certificate representing shares has allegedly been lost, stolen or destroyed, the Board of Directors may in its discretion, except as may be required by law, direct that a new certificate be issued upon such identification and other reasonable requirements as it may impose.

Section 3.3    Transfers of Shares. Transfer of shares of the Corporation shall be recorded on the books of the Corporation. Transfer of shares represented by a certificate, except in the case of a lost or destroyed certificate, shall be made on surrender for cancellation of the certificate for such shares. A certificate presented for transfer must be duly endorsed and accompanied by proper guaranty of signature or other appropriate assurances that the endorsement is effective. Transfer of an uncertificated share shall be made on receipt by the Corporation of an instruction from the registered owner or other appropriate person. The instruction shall be in writing or a communication in such form as may be agreed upon in writing by the Corporation.

ARTICLE 4.
SHAREHOLDERS

Section 4.1    Annual Meeting. The annual meeting of the shareholders for the election of directors and the transaction of any other proper business shall be held at a time and date to be annually designated by the Board of Directors.

Section 4.2    Special Meetings. Except as otherwise mandated by Oklahoma law and except as may otherwise be provided in or fixed by or pursuant to the provisions of Article IV of the Corporation’s Restated Certificate of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, special meetings of shareholders of the Corporation may be called only by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors or by the President of the Corporation.

Section 4.3    Place of Meeting. The Board of Directors may designate the place of meeting for any annual or special meeting of shareholders. In the absence of any such designation, the place of meeting shall be the principal place of business of the Corporation.

Section 4.4    Notice of Meetings. For all meetings of shareholders, a written or printed notice of the meeting shall be delivered, personally or by mail, to each shareholder of record entitled to vote at such meeting, which notice shall state the place, date and hour of the meeting. For all special meetings and when and as otherwise required by law, the notice shall state the purpose or purposes of the meeting. The notice of the meeting shall be given not less than 10 nor more than 60 days before the date of the meeting, or in the case of a meeting involving a merger, consolidation, share exchange, dissolution or sale, lease or an exchange of all or substantially all, of the property or assets of the corporation not less than 20 nor more than 60 days before the date of such meeting. If mailed, such notice shall be deemed to have been delivered when deposited in the United States mail, postage prepaid, directed to the shareholder at his or her address as it appears on the records of the corporation. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken unless otherwise required by law.

Section 4.5    Quorum of Shareholders. The holders of a majority of the outstanding shares of the corporation entitled to vote, present in person or represented by proxy, shall constitute a quorum at any meeting of shareholders unless a greater or lesser number is required by the certificate of incorporation. At any adjourned meeting at which a quorum is present or represented, any business may be transacted which might have been transacted at the original meeting, unless otherwise required by law. Withdrawal of shareholders from any meeting shall not cause failure of a duly constituted quorum at the meeting, unless otherwise required by law.

Section 4.6    Manner of Acting. Except as provided below, the affirmative vote of holders of a majority of the shares represented at a meeting and entitled to vote on a matter at which a quorum is present shall be valid action by the shareholders, unless voting by a greater number of shareholders or voting by class or classes of shareholders is required by law or the certificate of incorporation. A nominee for election to the Board of Directors shall be elected by the affirmative vote of a majority of the votes represented at a meeting and entitled to vote with respect to such nominee at any meeting for the election of directors at which a quorum is present, provided that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by a plurality of the votes of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. In an election of directors where a majority vote is required, if a nominee for director who is an incumbent director does not receive the affirmative vote of a majority of the votes represented at a meeting and entitled to vote with respect to such nominee, promptly after certification of the election results, such director shall tender his or her resignation to the Board of Directors. The Nominating and Corporate Governance Committee of the Board of Directors will make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action should be taken. In making its recommendation or decision, the Nominating and Corporate Governance Committee and the Board may each consider any factors or other recommendations that it considers relevant and appropriate. The Board of Directors will act on the offer to resign taking into account the recommendation of the Nominating and Corporate Governance Committee and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The incumbent director who tenders his or her resignation will not participate in the decisions of the Nominating and Corporate Governance Committee or the Board of Directors that concern such resignation. If a director’s resignation is not accepted by the Board of Directors, the director will continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier death, resignation, retirement, disqualification or removal. If a director’s resignation is accepted by the Board of Directors pursuant to this By-Law, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors, in its sole discretion, may fill any resulting vacancy or decrease the size of the Board of Directors pursuant to the provisions of Section 5.2 of Article 5 of these By-laws.

Section 4.7    Fixing of Record Date. If no record date is fixed for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders, or shareholders entitled to receive payment of a dividend, or in order to make a determination of shareholders for any other proper purpose, the date on which notice of the meeting is mailed or the date on which the resolution of the Board of Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of shareholders. If a record date is specifically set for the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders, or shareholders entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the Board of Directors may fix in advance a date as the record date for any such determination of shareholders, such date in any case to be not more than 60 days (or such longer period as is then permitted by Oklahoma law) and, for a meeting of shareholders, not less than 10 days, or in the case of a merger, consolidation, share exchange, dissolution or sale, lease or exchange of assets, not less than 20 days, immediately preceding such meeting. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this Section, such determination shall apply to any adjournment thereof.

Section 4.8    Voting Lists. The officer or agent having charge of the transfer book for shares of the Corporation shall make, within 20 days after the record date for a meeting of shareholders or 10 days before such meeting, whichever is earlier, a complete list of the shareholders entitled to vote at such meeting, arranged in alphabetical order, with the address of and the number of shares held by each, which list, for a period of 10 days prior to such meeting, shall be kept on file at the registered office of the corporation and shall be subject to inspection by any shareholders, and to copying at the shareholder’s expense, at any time during usual business hours. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any shareholder during the whole time of the meeting. The original share ledger or transfer book, or a duplicate thereof kept in the State of Oklahoma, shall be prima facie evidence as to who are the shareholders entitled to examine such list or share ledger or transfer book or to vote at any meeting of shareholders.

Section 4.9    Proxies. A shareholder may appoint a proxy to vote or otherwise act for him or her by signing an appointment form and delivering it to the person so appointed. All appointments of proxies shall be in accordance with Oklahoma law. An appointment of a proxy is revocable by the shareholder unless the appointment form conspicuously states that it is irrevocable and the appointment is coupled with an interest in the shares or in the corporation generally.

Section 4.10    Voting of Shares by Certain Holders. Shares of a corporation held by the Corporation in a fiduciary capacity may be voted and shall be counted in determining the total number of outstanding shares entitled to vote at any given time.

4.10.1.    Shares Held by Corporation. Shares registered in the name of another corporation, domestic or foreign, may be voted by any officer, agent, proxy or other legal representative authorized to vote such shares under the laws of the state of incorporation of such corporation. This Corporation shall treat the president or other person holding the chief executive office of such other corporation as authorized to vote such shares. However, such other corporation may designate any other person or any other holder of an office of the corporate shareholder to this Corporation as the person or officeholder authorized to vote such shares. Such persons or offices indicated shall be registered by this Corporation on the transfer books for shares and included in any voting list prepared in accordance with Section 4.8 of this Article.

4.10.2.    Shares Held by Fiduciary. Shares registered in the name of a deceased person, a minor ward or a person under legal disability may be voted by his or her administrator, executor, or court appointed guardian, either in person or by proxy, without a transfer of such shares into the name of such administrator, executor, or court appointed guardian. Shares registered in the name of a trustee may be voted by him or her, either in person or by proxy.

4.10.3.    Shares Held by Receiver. Shares registered in the name of a receiver may be voted by such receiver, and shares held by or under the control of a receiver may be voted by such receiver without the transfer thereof into his or her name if authority to do so is contained in an appropriate order of the court by which such receiver was appointed.

4.10.4.    Shares Pledged. A shareholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee, and thereafter the pledgee shall be entitled to vote the shares so transferred.

Section 4.11    Inspectors. At any meeting of shareholders, the chairman of the meeting may, or upon the request of any shareholder shall, appoint one or more persons as inspectors for such meeting. Inspectors shall:

4.11.1.    Vote Count and Report. Determine the validity and effect of proxies; ascertain and report the number of shares represented at the meeting; count all votes and report the results; and perform such other acts as are required and appropriate to conduct all elections with impartiality and fairness to the shareholders.

4.11.2.    Written Reports. Each report shall be in writing and such report shall be signed by the inspector or by a majority of them if there be more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors. The report of the inspector or inspectors on the number of shares represented at the meeting and the results of the voting shall be prima facie evidence thereof.
Section 4.12    Informal Action by Shareholders. Any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called annual or special meeting of such holders and, except as otherwise mandated by Oklahoma law, may not be effected without such a meeting by any consent in writing by such holders.

Section 4.13    Waiver of Notice. Whenever any notice whatever is required to be given under the provisions of the law, the certificate of incorporation or these By-laws, a waiver thereof in writing signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Attendance at any meeting shall constitute waiver of notice thereof unless the person at the meeting objects to the holding of the meeting because proper notice was not given.

Section 4.14    Notice of Shareholder Business. At an annual meeting of the shareholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly be requested to be brought before the meeting by a shareholder. For business to be properly requested to be brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation, not less than 90 days prior to the meeting; provided, however, that in the event that the date of the meeting is not publicly announced by the Corporation by mail, press release or otherwise more than 90 days prior to the meeting, notice by the shareholder to be timely must be delivered to the Secretary of the Corporation not later than the close of business on the seventh day following the day on which such announcement of the date of the meeting was communicated to shareholders. A shareholder’s notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Corporation’s books, of the shareholder proposing such business, (c) the class and number of shares of the Corporation which are beneficially owned by the shareholder, and (d) any material interest of the shareholder in such business. Notwithstanding anything in the By-laws to the contrary, no business shall be conducted at an annual meeting except in accordance with the procedures set forth in this Section 4.14. The Chairman of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the provisions of this Section 4.14, and if he should so determine, he shall so declare to the meeting that any such business not properly brought before the meeting shall not be transacted.

ARTICLE 5.
DIRECTORS

Section 5.1    General Powers and Qualification. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Directors need not be residents of the State of Oklahoma or shareholders of the Corporation.

Section 5.2    Number, Tenure and Resignation. The number of directors of the Corporation shall be fixed from time to time by the Board of Directors, but shall be no more than 15; provided, however, that no decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Except as may otherwise be provided in or fixed by or pursuant to the provisions of Article IV of the Corporation’s Restated Certificate of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the Corporation’s Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, the directors elected at or prior to the annual meeting of shareholders in 2010 shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, with each class of directors to serve for a term expiring at the annual meeting of shareholders held in the third year following the year of their election and until their successors are elected and qualified, subject to earlier death, resignation or removal. At each annual meeting of the shareholders after the annual meeting of shareholders in 2010 and except as may otherwise be provided in or fixed by or pursuant to the provisions of Article IV of the Corporation’s Restated Certificate of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the Corporation’s Common Stock as to dividends or upon liquidation to elected directors under specified circumstances, the directors shall be elected for terms expiring at the next annual meeting of shareholders and until their successors are elected and qualified, subject to earlier death, resignation or removal; provided that the directors elected at or prior to the 2010 annual meeting of shareholders shall continue to serve until their terms expire. In each case, directors shall hold office until their successors are elected and qualified.

Advance notice of shareholder nominations for the election of directors shall be given in the manner provided in Section 5.3 of this Article 5.

Except as may otherwise be provided in or fixed by or pursuant to the provisions of Article IV of the Corporation’s Restated Certificate of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the Corporation’s Common Stock as to dividends or upon liquidation to elect directors under specified circumstances: (i) newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than quorum of the Board of Directors, (ii) any director elected in accordance with the preceding clause (i) shall hold office until the next annual meeting of shareholders and until such director’s successor shall have been elected and qualified and (iii) no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Except as may otherwise be provided in or fixed by or pursuant to the provisions of Article IV of the Corporation’s Restated Certificate of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the Corporation’s Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, any director may be removed from office, with or without cause, only by the affirmative vote of the holders of at least a majority of the combined voting power of the then outstanding shares of the Corporation’s stock entitled to vote generally (as defined in Article VII of the Corporation’s Restated Certificate of Incorporation), voting together as a single class.

Section 5.3    Notification of Nominations. Except as may otherwise be provided in or fixed by or pursuant to the provisions of Article IV of the Corporation’s Restated Certificate of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the Corporation’s Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, nominations for the election of directors may be made by the Board of Directors or a committee appointed by the Board of Directors or by any shareholder entitled to vote in the election of directors generally. However, any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if written notice of such shareholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation not later than (i) with respect to an election to be held at an annual meeting of shareholders, 90 days in advance of such meeting, and (ii) with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. Each such notice shall set forth (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a director of the Corporation if so elected. The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure. A director may resign at any time by written notice to the board, its chairman, or the president or secretary of the Corporation. The resignation is effective on the date it bears, or its designated effective date.

Section 5.4 Shareholder Nominations Included in the Corporation’s Proxy Materials.
5.4.1    Inclusion of Shareholder Nominee in Proxy Statement. Subject to the provisions of subsections 5.4.1 through 5.4.5, if expressly requested in the relevant Nomination Notice (as defined below), the Corporation shall include in its proxy statement for any annual meeting of shareholders:
(i)the name or names of any person or persons nominated for election (each, a “Shareholder Nominee”), which shall also be included on the Corporation’s form of proxy and ballot, by any Eligible Holder (as defined below) or group of up to 20 Eligible Holders that has (individually and collectively, in the case of a group) satisfied, as determined by the Board of Directors, all applicable conditions and complied with all applicable procedures set forth in subsections 5.4.1 through 5.4.5 (such Eligible Holder or group of Eligible Holders being a “Nominating Shareholder”);
(ii)    disclosure about each Shareholder Nominee and the Nominating Shareholder required under the rules of the Securities and Exchange Commission or other applicable law to be included in the proxy statement; and
(iii)    any statement included by the Nominating Shareholder in the Nomination Notice for inclusion in the proxy statement in support of the Shareholder Nominee’s election to the Board of Directors (subject, without limitation, to subsection 5.4.5(ii)), if such statement does not exceed 500 words and fully complies with Section 14 of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations thereunder, including Rule 14a-9 (the “Supporting Statement”).

The Corporation may include any other information that the Corporation or the Board of Directors determines, in their discretion, to include in the proxy statement relating to the nomination of the Shareholder Nominee, including, without limitation, any statement in opposition to the nomination, any of the information provided pursuant to this Section and any solicitation materials or related information with respect to a Shareholder Nominee.
For purposes of Section 5.4, any determination to be made by the Board of Directors may be made by the Board of Directors, a committee of the Board of Directors or any officer of the Corporation designated by the Board of Directors or a committee of the Board of Directors, and any such determination shall be final and binding on the Corporation, any Eligible Holder, any Nominating Shareholder, any Shareholder Nominee and any other person so long as made in good faith (without any further requirements). The chairman of any annual meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether a Shareholder Nominee has been nominated in accordance with the requirements of Section 5.4 and, if not so nominated, shall direct and declare at the meeting that such Shareholder Nominee shall not be considered.
5.4.2    Maximum Number of Shareholder Nominees.
(i)    The Corporation shall not be required to include in the proxy statement for an annual meeting of shareholders more Shareholder Nominees than that number of directors constituting the greater of (i) 20% of the total number of directors of the Corporation on the last day on which a Nomination Notice may be submitted pursuant to subsection 5.4.4, or if such amount is not a whole number, the closest whole number below 20%, or (ii) two (the “Maximum Number”). The Maximum Number for a particular annual meeting shall be reduced by: (1) Shareholder Nominees that the Board of Directors itself decides to nominate for election at such annual meeting; (2) Shareholder Nominees who cease to satisfy, or Shareholder Nominees of

Nominating Shareholders that cease to satisfy, the eligibility requirements in this Section 5.4, as determined by the Board of Directors; (3) Shareholder Nominees whose nomination is withdrawn by the Nominating Shareholder or who become unwilling to serve on the Board of Directors; and (4) the number of incumbent directors who had been Shareholder Nominees with respect to any of the preceding three annual meetings of shareholders and whose reelection at the upcoming annual meeting is being recommended by the Board of Directors. In the event that one or more vacancies for any reason occurs on the Board of Directors after the deadline for submitting a Nomination notice as set forth in subsection 5.4.4 below but before the date of the annual meeting, and the Board of Directors resolves to reduce the size of the board in connection therewith, the Maximum Number shall be calculated based on the number of directors in office as so reduced.
(ii)    If the number of Shareholder Nominees submitted pursuant to subsections 5.4.1 through 5.4.5 for any annual meeting of shareholders exceeds the Maximum Number then, promptly upon notice from the Corporation, each Nominating Shareholder will select one Shareholder Nominee for inclusion in the proxy statement until the Maximum Number is reached, going in order of the amount (largest to smallest) of the ownership position as disclosed in each Nominating Shareholder’s Nomination Notice, with the process repeated if the Maximum Number is not reached after each Nominating Shareholder has selected one Shareholder Nominee. If, after the deadline for submitting a Nomination Notice as set forth in subsection 5.4.4, a Nominating Shareholder or a Shareholder Nominee ceases to satisfy the eligibility requirements in this Section 5.4, as determined by the Board of Directors, a Nominating Shareholder withdraws its nomination or a Shareholder Nominee becomes unwilling to serve on the Board of Directors, whether before or after the mailing or other distribution of the definitive proxy statement, then the nomination shall be disregarded, and the Corporation: (1) shall not be required to include in its proxy statement or on any ballot or form of proxy the disregarded Shareholder Nominee or any successor or replacement Shareholder Nominee proposed by the Nominating Shareholder or by any other Nominating Shareholder and (2) may otherwise communicate to its shareholders, including without limitation by amending or supplementing its proxy statement or ballot or form of proxy, that a Shareholder Nominee will not be included as a nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting.
5.4.3    Eligibility of Nominating Shareholder.
(i)    An “Eligible Holder” is a person who has either (1) been a record holder of the shares of Common Stock used to satisfy the eligibility requirements in this subsection 5.4.3 continuously for the three-year period specified in subsection 5.4.3(ii) below or (2) provides to the Secretary of the Corporation, within the time period referred to in subsection 5.4.4, evidence of continuous ownership of such shares for such three-year period from one or more securities intermediaries in a form that the Board of Directors determines would be deemed acceptable for purposes of a shareholder proposal under Rule 14a-8(b)(2) under the Exchange Act (or any successor rule).
(ii)    An Eligible Holder or group of up to 20 Eligible Holders may submit a nomination in accordance with Section 5.4 only if the person or group (in the aggregate) has continuously owned at least the Minimum Number (as defined below) of shares of the Corporation’s Common Stock throughout the three-year period preceding and including the date of submission of the Nomination Notice, and continues to own at least the Minimum Number through the date of the annual meeting. Two or more funds that are (x) under common management and investment control, (y) under common management and funded primarily by a single employer or (z) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be treated as one Eligible Holder if such Eligible

Holder shall provide together with the Nomination Notice documentation reasonably satisfactory to the Corporation that demonstrates that the funds meet the criteria set forth in (x), (y) or (z) hereof. For the avoidance of doubt, in the event of a nomination by a group of Eligible Holders, any and all requirements and obligations for an individual Eligible Holder that are set forth in Section 5.4, including the minimum holding period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the ownership of the group in the aggregate. Should any shareholder cease to satisfy the eligibility requirements in Section 5.4, as determined by the Board of Directors, or withdraw from a group of Eligible Holders at any time prior to the annual meeting of shareholders, the group of Eligible Shareholders shall only be deemed to own the shares held by the remaining members of the group.
(iii)    The “Minimum Number” of shares of the Corporation’s Common Stock means 3% of the number of outstanding shares of Common Stock as of the most recent date for which such amount is given in any filing by the Corporation with the Securities and Exchange Commission prior to the submission of the Nomination Notice.
(iv)    For purposes of Section 5.4, an Eligible Holder “owns” only those outstanding shares of the Corporation as to which the Eligible Holder possesses both:
(A)    the full voting and investment rights pertaining to the shares; and
(B)    the full economic interest in (including the opportunity for profit and risk of loss on) such shares;
provided that the number of shares calculated in accordance with clauses (A) and (B) shall not include any shares: (1) purchased or sold by such Eligible Holder or any of its affiliates in any transaction that has not been settled or closed, (2) sold short by such Eligible Holder, (3) borrowed by such Eligible Holder or any of its affiliates for any purpose or purchased by such Eligible Holder or any of its affiliates pursuant to an agreement to resell or subject to any other obligation to resell to another person, or (4) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Eligible Holder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of: (x) reducing in any manner, to any extent or at any time in the future, such Eligible Holder’s or any of its affiliates’ full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting, or altering to any degree, gain or loss arising from the full economic ownership of such shares by such Eligible Holder or any of its affiliates.
An Eligible Holder “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Holder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has delegated any voting power by means of a proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by the Eligible Holder. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has loaned such shares provided that the Eligible Holder has the power to recall such loaned shares on five business days’ notice and continues to hold such shares through the date of the annual meeting. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the Corporation are “owned” for these purposes shall be determined by the Board of Directors.
(v)    No Eligible Holder shall be permitted to be in more than one group constituting a Nominating Shareholder, and if any Eligible Holder appears as a member of more than one group, it shall be deemed to be a member of the group that has the largest ownership position as reflected in the Nomination Notice.
5.4.4    Nomination Notice. To nominate a Shareholder Nominee and request that such Shareholder Nominee be included in the Corporation's proxy statement, the Nominating Shareholder must, no earlier than 150 calendar days and no later than 120 calendar days before the anniversary of the date that the Corporation mailed or released to its shareholders its proxy statement for the prior year’s annual meeting of shareholders, submit to the Secretary of the Corporation at the principal executive office of the Corporation all of the following information and documents (collectively, the “Nomination Notice”); provided, however, that if (and only if) the annual meeting is not scheduled to be held within a period that commences 30 days before the anniversary date of the prior year's annual meeting and ends 60 days after the anniversary date of the prior year's annual meeting (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the Nomination Notice shall be given in the manner provided herein by the later of the close of business on the date that is 120 days prior to such Other Meeting Date or the tenth day following the date such Other Meeting Date is first publicly announced or disclosed:

(i)    A Schedule 14N (or any successor form) relating to each Shareholder Nominee, completed and filed with the Securities and Exchange Commission by the Nominating Shareholder as applicable, in accordance with Securities and Exchange Commission rules;

(ii)    A written notice of the nomination of each Shareholder Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Shareholder (including each group member):
(A)    the information required with respect to the nomination of directors pursuant to Section 5.3 of these Bylaws;
(B)    the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;
(C)    a representation and warranty that the Nominating Shareholder acquired the securities of the Corporation in the ordinary course of business and did not acquire, and is not holding, securities of the Corporation for the purpose or with the effect of influencing or changing control of the Corporation;
(D)    a representation and warranty that each Shareholder Nominee’s candidacy or, if elected, Board membership would not violate applicable state or federal law or the rules of any stock exchange on which the Corporation’s securities are traded;

(E)    a representation and warranty that each Shareholder Nominee:
(1)    does not have any direct or indirect relationship with the Corporation other than those relationships that have been deemed immaterial as described in the Corporation's proxy statement for the prior annual meeting or as recently published on the Corporation's website and otherwise qualifies as independent under the rules of the primary stock exchange on which the Corporation’s securities are traded;
(2)    meets the audit and compensation committee independence requirements under the rules of any stock exchange on which the Corporation’s securities are traded;
(3)    is a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule);
(4)    is an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision); and
(5)    is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933 or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of the Shareholder Nominee;
(F)    a representation and warranty that the Nominating Shareholder satisfies the eligibility requirements set forth in subsection 5.4.3 and has provided evidence of ownership to the extent required by subsection 5.4.3(i);
(G)    a representation and warranty that the Nominating Shareholder intends to continue to satisfy the eligibility requirements described in subsection 5.4.3 through the date of the annual meeting; provided, however, that any Eligible Holder that is a registered open-end mutual fund under the Investment Company Act of 1940, and that seeks to replicate an index, will not violate this requirement as a result of changes to its common stock holdings in response to changes in the index or weightings of the securities in the index;
(H)    details of any position of the Shareholder Nominee as an officer or director of any competitor (that is, any entity that provides services that compete with or are alternatives to the services provided by the Corporation or its affiliates) of the Corporation, within the three years preceding the submission of the Nomination Notice;
(I)    a representation and warranty that the Nominating Shareholder has not and will not engage in a, and has not and will not be a "participant" in another person's, "solicitation" within the meaning of Rule 14a-1(l) (without reference to the exception in Section 14a-1(l)(2)(iv)) (or any successor rules) with respect to the annual meeting, other than with respect to the Shareholder Nominee or any nominee of the Board;

(J)    a representation and warranty that the Nominating Shareholder will not use any proxy card other than the Corporation’s proxy card in soliciting shareholders in connection with the election of a Shareholder Nominee at the annual meeting;
(K)    if desired, a Supporting Statement;
(L)    in the case of a nomination by a group, the designation by all group members of one group member that is authorized to act on behalf of all group members with respect to matters relating to the nomination, including withdrawal of the nomination; and
(M)    a representation and warranty that the Nominating Shareholder has not nominated and will not nominate for election to the Board of Directors at the annual meeting any person other than the Shareholder Nominee(s) being nominated pursuant to this Section 5.4;
(iii)    An executed agreement pursuant to which the Nominating Shareholder (including each group member) agrees:
(A)    to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election;
(B)    to file any written solicitation or other communication with the Corporation’s shareholders relating to one or more of the Corporation’s directors or director nominees or any Shareholder Nominee with the Securities and Exchange Commission, regardless of whether any such filing is required under rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation;
(C)    to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Shareholder or any of its Shareholder Nominees with the Corporation, its shareholders or any other person in connection with the nomination or election of directors, including, without limitation, the information provided to the Corporation by the Nominating Shareholder, including in the Nomination Notice;
(D)    to indemnify and hold harmless (jointly with all other group members, in the case of a group member) the Corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any nomination submitted by the Nominating Shareholder pursuant to this Section 5.4 or relating to a failure or alleged failure of the Nominating Shareholder or any of its Shareholder Nominees to comply with, or any breach or alleged breach of, its obligations, agreements or representations under Section 5.4;
(E)    in the event that any information included in the Nomination Notice, or any other communication by the Nominating Shareholder (including with respect to any group member), with the Corporation, its shareholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), or that the Nominating Shareholder (including any group member) has failed to continue to satisfy the eligibility requirements described in subsection 5.4.3, to promptly (and in any event within 48 hours of discovering such misstatement, omission or failure) notify the Corporation and any other recipient of such communication of (i) the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission or (ii) such failure; and
(iv)    An executed agreement by each Shareholder Nominee:
(A)    to provide to the Corporation promptly, but in any event within five business days of such request, such other information and certifications, including completion of the Corporation’s director questionnaire, as it may reasonably request;
(B) at the reasonable request of the Nominating and Corporate Governance Committee, to meet with the Nominating and Corporate Governance Committee to discuss matters relating to the nomination of such Nominee to the Board of Directors, including the information provided by such Nominee to the Corporation in connection with his or her nomination and such Nominee’s eligibility to serve as a member of the Board of Directors;
(C)    that such Shareholder Nominee has read and agrees, if elected, to serve as a member of the Board of Directors, to adhere to the Corporation’s Corporate Governance Guidelines and Code of Ethics and any other Corporation policies and guidelines applicable to directors; and
(D)    that the Shareholder Nominee is not and will not become a party to (i) any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with his or her nomination, service or action as a director of the Corporation that has not been disclosed to the Corporation, (ii) any agreement, arrangement or understanding with any person or entity as to how such Shareholder Nominee would vote or act on any issue or question as a director (a “Voting Commitment”) that has not been disclosed to the Corporation or (iii) any Voting Commitment that could limit or interfere with such Shareholder Nominee’s ability to comply, if elected as a director of the Corporation, with its fiduciary duties under applicable law.
The information and documents required by this subsection 5.4.4 shall be: (i) provided with respect to and executed by each group member, in the case of information applicable to group members; and (ii) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor item) in the case of a Nominating Shareholder or group member that is an entity. The Nomination Notice shall be deemed submitted on the date on which all the information and documents referred to in this subsection 5.4.4 (other than such information and documents contemplated to be provided after the date the Nomination Notice is provided) have been delivered to or, if sent by mail, received by the Secretary of the Corporation.

5.4.5    Exceptions.
(i)    Notwithstanding anything to the contrary contained in Section 5.4, the Corporation may omit from its proxy statement any Shareholder Nominee and any information concerning such Shareholder Nominee (including a Nominating Shareholder’s Supporting Statement) and no vote on such Shareholder Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation), and the Nominating Shareholder may not, after the last day on which a Nomination Notice would be timely, cure in any way any defect preventing the nomination of such Shareholder Nominee, if:
(A)    the Corporation receives a notice pursuant to Section 5.3 of these Bylaws that a shareholder intends to nominate a candidate for director at the annual meeting which such shareholder does not elect to have its nominee(s) included in the Corporation's proxy statement, whether or not such notice is subsequently withdrawn or made the subject of a settlement with the Corporation;
(B)    the Nominating Shareholder or the designated lead group member, as applicable, or any qualified representative thereof, does not appear at the meeting of shareholders to present the nomination submitted pursuant to Section 5.4, the Nominating Shareholder withdraws its nomination or the chairman of the annual meeting declares that such nomination was not made in accordance with the procedures prescribed by Section 5.4 and shall therefore be disregarded;
(C)    the Board of Directors determines that such Shareholder Nominee’s nomination or election to the Board of Directors would result in the Corporation violating or failing to be in compliance with the Corporation’s bylaws or certificate of incorporation or any applicable law, rule or regulation to which the Corporation is subject, including any rules or regulations of any stock exchange on which the Corporation’s securities are traded;
(D)    the Shareholder Nominee has been, within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended; or
(E)    the Corporation is notified, or the Board of Directors determines, that the Nominating Shareholder or Shareholder Nominee has failed to continue to satisfy the eligibility requirements described in subsection 5.4.3, any of the representations and warranties made in the Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), such Shareholder Nominee becomes unwilling or unable to serve on the Board of Directors or any material violation or breach occurs of the obligations, agreements, representations or warranties of the Nominating Shareholder or such Shareholder Nominee under Section 5.4;
(ii)    Notwithstanding anything to the contrary contained in Section 5.4, the Corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the Supporting Statement or any other statement in support of the Shareholder Nominee included in the Nomination Notice, if the Board of Directors determines that:

(A)    such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading;
(B)    such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person; or
(C)    the inclusion of such information in the proxy statement would otherwise violate the Securities and Exchange Commission proxy rules or any other applicable law, rule or regulation.
The Corporation may solicit against, and include in the proxy statement its own statement relating to, any Shareholder Nominee.

Section 5.5    Quorum of Directors. A majority of the number of directors fixed in Section 5.2 of this Article shall constitute a quorum for the transaction of business at any meeting of the Board of Directors; provided, however, that if less than a majority of the number of directors fixed in Section 5.2 of this Article is present at a meeting, a majority of the directors present may adjourn the meeting at any time without further notice, unless otherwise required by law.

Section 5.6    Manner of Acting. The act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors, unless the act of a greater number is required by law or these By-laws.

Section 5.7    Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and place as shall from time to time be determined by the Board of Directors.

Section 5.8    Special Meetings. Special meetings of the Board of Directors may be called by or at the request of the Chairman of the Board or any two directors. The person or persons authorized to call special meetings of the Board of Directors may fix the place for holding any special meeting of the Board of Directors called by them.

Section 5.9    Notice. Notice of any special meeting of the Board of Directors shall be given at least one day prior to the meeting by written notice delivered personally, by mail, cable, facsimile, telegram, or telex to each director at his or her business address. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting. The attendance of a director at any meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

Section 5.10    Presumption of Assent. A director of the Corporation who has been present at a meeting of the Board of Directors at which action on any corporate matter is taken shall be conclusively presumed to have assented to the action taken, unless his or her dissent shall have been entered in the minutes of the meeting or unless he or she shall have filed his or her written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof, or shall have forwarded such dissent by registered mail or certified mail to the Secretary of the Corporation immediately after the adjournment of the meeting. No director who voted in favor of any action may dissent from such action after adjournment of the meeting.

Section 5.11    Committees. A majority of the directors may, by resolution passed by a majority of the number of directors fixed by the shareholders under Section 5.2 of this Article, create one or more committees and appoint members of the board to serve on the committee or committees. Each committee shall have two or more members, who serve at the pleasure of the board. To the extent specified in the resolution of the Board of Directors establishing a committee each committee shall have and exercise all the authority of the Board of Directors, provided, however, that no such committee shall have the authority to take any action that under Oklahoma law can only be taken by the Board of Directors.

Section 5.12    Informal Action by Directors. Any action required by the Oklahoma General Corporation Act to be taken at a meeting of the Board of Directors of the Corporation, or any other action which may be taken at a meeting of the Board of Directors or a committee thereof, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the directors entitled to vote with respect to the subject matter thereof, or by all members of such committee, as the case may be.

5.12.1.    Effective Date. The consent shall be evidenced by one or more written approvals, each of which sets forth the action taken and bears the signature of one or more directors. All the approvals evidencing the consent shall be delivered to the secretary to be filed in the corporate records. The action taken shall be effective when all the directors or all members of a committee have approved the consent unless the consent specifies a different effective date.

5.12.2.    Effect of Consent. Any consent signed by all the directors or all the members of a committee shall have the same effect as a unanimous vote, and may be stated as such in any document filed with the Secretary of State under the Oklahoma General Corporation Law.

Section 5.13    Meeting by Conference Telephone. Members of the Board of Directors or of any committee of the Board of Directors may participate in and act at any meeting of the board or committee by means of conference telephone or other communications equipment through which all persons participating in the meeting can hear each other. Participation in such a meeting shall be equivalent to attendance and presence in person at the meeting of the person or persons so participating.

Section 5.14    Compensation. The Board of Directors, by the affirmative vote of a majority of the directors then in office, and irrespective of any personal interest of any of its members, shall have authority to establish reasonable compensation of all directors for services to the Corporation as directors, officers, or otherwise.

ARTICLE 6.
OFFICERS

Section 6.1    Number. The officers of the Corporation may consist of a Chairman of the Board, a President, one or several vice presidents, a treasurer, one or more assistant treasurers (if elected by the Board of Directors), a secretary, one or more assistant secretaries (if elected by the Board of Directors), and such other officers as may be elected in accordance with the provisions of this Article. Any two or more offices may be held by the same person.

Section 6.2    Election and Term of Office. The officers of the Corporation shall be elected annually by the Board of Directors at the first meeting of the Board of Directors held after each annual meeting of shareholders. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as reasonably practicable. Subject to the provisions of Section 6.3 hereof, each officer shall hold office until the last to occur of the next annual meeting of the Board of Directors or until the election and qualification of his or her successor.

Section 6.3    Removal of Officers. Any officer elected or appointed by the Board of Directors may be removed by the Board of Directors whenever in its judgment the best interests of the Corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

Section 6.4    Vacancies; New Offices. A vacancy occurring in any office may be filled and new offices may be created and filled, at any time, by the Board of Directors.

Section 6.5    Chairman of the Board and Chief Executive Officer. The Chairman of the Board shall be the chief executive officer of the Corporation. He or she shall be in charge of the day to day business and affairs of the Corporation, subject to the direction and control of the Board of Directors and shall have the general powers and duties of supervision and management usually vested in the position of Chief Executive Officer. He or she shall preside at all meetings of the Board of Directors. He or she shall have the power to appoint such agents and employees as in his or her judgment may be necessary or proper for the transaction of the business of the Corporation. He or she may sign: (i) with the secretary or other proper officer of the Corporation thereunto authorized by the Board of Directors, stock certificates of the Corporation the issuance of which shall have been authorized by the Board of Directors; and (ii) any contracts, deeds, mortgages, bonds, or other instruments which the Board of Directors has authorized to be executed, according to the requirements of the form of the instrument.

Section 6.6    President. In the event the President is not also the Chairman of the Board, the President shall assist the Chairman of the Board in the discharge of his or her duties as the Chairman of the Board may direct, and shall perform such other duties from time to time as may be assigned to him or her by the Chairman of the Board or the Board of Directors. In the absence of the Chairman of the Board or in the event of his or her inability to act, the President shall perform the duties and exercise the authority of the Chairman of the Board.

Section 6.7    Vice President(s). The vice president (or in the event there is more than one vice president, each of them) shall assist the Chairman of the Board and the President in the discharge of his or her respective duties as the Chairman of the Board or the President may direct, and shall perform such other duties as from time to time may be assigned to him or her (or them) by the Chairman of the Board, the President or the Board of Directors. In the absence of the President or in the event of his or her inability to act, the vice president (or vice presidents, in the order of their election), shall perform the duties and exercise the authority of the President.

Section 6.8    Treasurer. The treasurer shall have charge and custody of and be responsible for all funds and securities of the Corporation, receive and give receipts for moneys due and payable to the Corporation from any source whatsoever, and deposit all such moneys in the name of the Corporation in such banks, trust companies or other depositaries as shall be selected in accordance with the provisions of Article 7 of these By-laws, have charge of and be responsible for the maintenance of adequate books of account for the Corporation, and, in general, perform all duties incident to the office of treasurer and such other duties not inconsistent with these By-laws as from time to time may be assigned to him or her by the Chairman of the Board, the President or the Board of Directors.

Section 6.9    Secretary. The secretary shall keep the minutes of the shareholders’ and the Board of Directors’ meetings, see that all notices are duly given in accordance with the provisions of these By-laws or as required by law, have general charge of the corporate records and of the seal of the Corporation, have general charge of the stock transfer books of the Corporation, keep a register of the post office address of each shareholder which shall be furnished to the secretary by such shareholder, sign with the Chairman of the Board, the President, or any other officer thereunto authorized by the Board of Directors, certificates for shares of the Corporation, the issuance of which shall have been authorized by the Board of Directors, and any contracts, deeds, mortgages, bonds, or other instruments which the Board of Directors has authorized to be executed, according to the requirements of the form of the instrument, and, in general, perform all duties incident to the office of secretary and such other duties not inconsistent with these By-laws as from time to time may be assigned to him or her by the Chairman of the Board, the President or the Board of Directors.

Section 6.10    Assistant Treasurers and Assistant Secretaries. The Board of Directors may elect one or more than one assistant treasurer and assistant secretary. In the absence of the treasurer or in the event of his or her inability to act, the assistant treasurers, in the order of their election, shall perform the duties and exercise the authority of the treasurer. In the absence of the secretary or in the event of his or her inability to act, the assistant secretaries, in the order of their election, shall perform the duties and exercise the authority of the secretary. The assistant treasurers and assistant secretaries, in general, shall perform such other duties not inconsistent with these By-laws as shall be assigned to them by the treasurer or the secretary, respectively, or by the Chairman of the Board, the President or the Board of Directors.

Section 6.11    Compensation. The compensation of all directors and officers shall be fixed from time to time by the Board of Directors. No officer shall be prevented from receiving such compensation by reason of the fact that he or she is also a director of the Corporation. All compensation so established shall be reasonable and solely for services rendered to the Corporation.

ARTICLE 7.
FISCAL MATTERS

Section 7.1    Fiscal Year. The fiscal year of the Corporation shall begin on the first day of January in each year.

Section 7.2    Contracts. The Board of Directors may authorize any officer or officers, agent or agents, to enter into any contract or execute and deliver any instrument, in the name of and on behalf of the Corporation, and such authority may be general or confined to specific instances.

Section 7.3    Loans and Indebtedness. No substantial or material loans shall be contracted on behalf of the Corporation and no evidences of indebtedness shall be issued in its name unless authorized by a resolution of the Board of Directors. Such authority may be general or confined to specific instances.

Section 7.4    Checks, Drafts, Etc. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or officers, agent or agents of the Corporation as the Board of Directors shall from time to time designate.

Section 7.5    Deposits. All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation in such banks, trust companies or other depositaries as the Chairman of the Board, the President, the Treasurer or the Board of Directors may select.

ARTICLE 8.
GENERAL PROVISIONS

Section 8.1    Dividends and Distributions. The Board of Directors may from time to time declare or otherwise authorize, and the Corporation may pay distributions in money, shares or other property on its outstanding shares in the manner and upon the terms, conditions and limitations provided by law or certificate of incorporation.

Section 8.2    Corporate Seal. The Board of Directors may provide a corporate seal which shall be in the form of a circle and shall have inscribed thereon the name of the Corporation and the words “Corporate Seal, Oklahoma.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced.

Section 8.3    Waiver of Notice. Whenever any notice is required to be given by law, certificate of incorporation or under the provisions of these By-laws, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

Section 8.4    Headings. Section or paragraph headings are inserted herein only for convenience of reference and shall not be considered in the construction of any provision hereof.

ARTICLE 9.
EMERGENCY BY-LAWS

Section 9.1    Emergency By-Laws. The emergency by-laws provided in this Article 9 shall be operative during any emergency resulting from an attack on the United States or on or during any nuclear or atomic disaster, or during the existence of any catastrophe, or other similar emergency condition, as a result of which a quorum of the Board of Directors cannot readily be convened for action. To the extent not inconsistent with these emergency by-laws, the By-Laws of the Corporation shall remain in effect during any emergency and upon its termination these emergency by-laws shall cease to be operative.

Section 9.2    Meetings. During any such emergency, a meeting of the Board of Directors may be called by any officer or director by giving two days’ notice thereof to such of the directors as it may be feasible to reach at the time and by such means as may be feasible at the time. The notice shall specify the time and the place of the meeting, which shall be the principal executive offices of the Corporation or any other place specified in the notice. At any such meeting, three members of the then existing Board of Directors shall constitute a quorum, which may act by majority vote.

Section 9.3    Temporary Directors. If the number of directors who are available to act shall drop below three, additional directors, in whatever number is necessary to constitute a Board of three Directors, shall be selected automatically from the first available officers or employees in the order provided in the emergency succession list established by the Board of Directors and in effect at the time an emergency arises. Additional directors, beyond the minimum number of three directors, but not more than three additional directors, may be elected from any officers or employees on the emergency succession list.

Section 9.4    Authority. The Board of Directors is empowered with the maximum authority possible under the Oklahoma General Corporation Act, and all other applicable law, to conduct the interim management of the affairs of the Corporation in an emergency in what it considers to be in the best interests of the Corporation (including the right to amend this Article) irrespective of the provisions of the Restated Certificate of Incorporation or of the By-Laws.

Section 9.5    Liability. No officer, director or employee acting in accordance with this Article 9 shall be liable except for willful misconduct.